Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement pertaining to the Equity Incentive Plan of Perion Network Ltd. of our reports dated April 8, 2024, with respect to the consolidated financial statements of Perion Network Ltd. and the effectiveness of internal control over financial reporting of Perion Network Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
A member of EY Global
Tel Aviv, Israel
May 2, 2024